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                                                                   Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-43908 of The AES Corporation of our report dated February 3, 2000 (February 22, 2000, as to the last paragraph of Note
2), appearing in the Annual Report on Form 10-K of The AES Corporation for the year ended December 31, 1999, and of our report dated February 11, 2000, appearing in the Current Report on Form 8-K/A of The AES Corporation dated February 11, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
McLean, Virginia
August 31, 2000